Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 filed on or about November 28, 2023) and related Prospectus of DHC Acquisition Corp. and to the use of our reports dated June 23, 2023, which includes an explanatory paragraph regarding Brand Engagement Network, Inc.’s ability to continue as a going concern, with respect to the consolidated financial statements of Brand Engagement Network, Inc. (formerly Blockchain Exchange Network, Inc.).

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

December 12, 2023